Exhibit 99.1

News Release

For Immediate Release

Jackson Hewitt Chief Operating Officer to Leave Company

PARSIPPANY, NJ – October 24, 2008 – Jackson Hewitt Tax Service Inc. (“Jackson Hewitt”) (NYSE: JTX) announced today that Mark Heimbouch will be resigning from his role as Chief Operating Officer of Jackson Hewitt, effective November 3, to pursue a new career opportunity.

“Mark has made many positive contributions to the Company over the past five years in both his role as Chief Operating Officer, and his previous role as Chief Financial Officer,” said Michael C. Yerington, President and Chief Executive Officer. “Mark has been particularly helpful to me over the past year through his oversight of operations, his assistance in the integration of new members of the leadership team, and his work in our preparing for the upcoming tax season. As we continue with our preparations, we all wish him well in his new endeavor.”

“I am grateful for the opportunity to have served in leadership roles at Jackson Hewitt,” said Mark Heimbouch. “I am proud of my contributions to the Company and as I move on to a new endeavor, I am confident that I leave behind a strong management team and staff.”

Jackson Hewitt does not plan to fill the Chief Operating Officer position at this time. Mr. Heimbouch’s responsibilities, including franchise operations, company-owned operations, and IT, will be absorbed by the current executive management team.

About Jackson Hewitt Tax Service Inc.

Jackson Hewitt Tax Service Inc. (NYSE: JTX), with approximately 6,800 franchised and company-owned offices throughout the United States during the 2008 tax season, is an industry leader providing full service individual federal and state income tax return preparation. Most offices are independently owned and operated. Jackson Hewitt is based in Parsippany, New Jersey. More information may be obtained at www.jacksonhewitt.com. To locate the Jackson Hewitt Tax Service® office nearest to you, call 1-800-234-1040.

Contacts:

Investor Relations:	Media Relations:
David G. Weselcouch	Sheila Cort
Vice President,	Vice President,
Treasury and Investor Relations	Corporate Communications
973-630-0821	973-630-0680

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